Exhibit 99.(d-3)

February 21, 2017

The Alger Funds

360 Park Avenue South

New York, NY 10010

Dear Sirs:

Fred Alger Management, Inc. (“FAM”) hereby agrees to waive fees owed to it by, or to reimburse expenses of, the Funds listed on Schedule A for the time period indicated. FAM will waive fees or reimburse expenses to the extent total operating expenses exceed the rate of average daily net assets indicated on Schedule A. This expense limitation does not include dividend expense on short sales, borrowing costs, interest, taxes, brokerage and extraordinary expenses.

FAM understands and intends that the Fund will rely on this agreement in preparing and filing its registration statements on Form N-1A and in accruing the Fund’s expenses for purposes of calculating net asset value and for other purposes.

This agreement may not be terminated during the time period indicated.  Subject to the expense limitation indicated, FAM may recoup from the Fund management fees it waives or expenses it reimburses, but only from fees it collects in the same year.

Please acknowledge acceptance on the enclosed copy of this letter.

Very truly yours,

Fred Alger Management, Inc.

/s/ Hal Liebes
By: Hal Liebes, EVP

Accepted by:
The Alger Funds

/s/ Hal Liebes
By: Hal Liebes, President

SCHEDULE A

Portfolio Name	Share Class	Fiscal Year End	Expense Cap	Expense Cap Period End
Alger Capital Appreciation Fund	T	October 31	1.25%	February 28, 2018
Alger International Growth Fund Class	T	October 31	1.50%	February 28, 2018
Alger International Growth Fund Class	I	October 31	1.15%	February 28, 2018
Alger International Growth Fund Class	Z	October 31	0.89%	February 28, 2018
Alger Mid Cap Growth Fund Class	T	October 31	1.50%	February 28, 2018
Alger Mid Cap Growth Fund Class	Z	October 31	1.05%	February 28, 2018
Alger Smid Cap Growth Fund Class	T	October 31	1.35%	February 28, 2018
Alger Small Cap Growth Fund Class	T	October 31	1.50%	February 28, 2018
Alger Small Cap Growth Fund Class	Z	October 31	0.99%	February 28, 2018
Alger Small Cap Focus Fund Class	A	October 31	1.20%	February 28, 2018
Alger Small Cap Focus Fund Class	C	October 31	1.95%	February 28, 2018
Alger Small Cap Focus Fund Class	I	October 31	1.20%	February 28, 2018
Alger Small Cap Focus Fund Class	T	October 31	1.20%	February 28, 2018
Alger Small Cap Focus Fund Class	Y	October 31	0.90%	February 28, 2018
Alger Small Cap Focus Fund Class	Z	October 31	1.10%	February 28, 2018
Alger Health Sciences Fund Class	T	October 31	1.50%	February 28, 2018
Alger Health Sciences Fund Class	Z	October 31	0.99%	February 28, 2018
Alger Growth & Income Fund Class	T	October 31	1.15%	February 28, 2018